SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-19945

                                  -------------

                           NOTIFICATION OF LATE FILING

               (Check One)
               [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
               [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

               For Period Ended: August 31, 2002

               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant:                 NoFire Technologies, Inc.

Former Name if Applicable:               N/A

Address of Principal Executive Office:

      Street and Number:                21 Industrial Avenue
      City, State and Zip Code:         Upper Saddle River, New Jersey 07458


                                     PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |X| Yes |_| No


|X| | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    |
|X| | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on
    |     or before the 15th calendar day following the prescribed due date;
    |     the subject quarterly report or transition report on Form 10-Q, or
    |     portion thereof will be filed on or before the fifth calendar day
    |     following the prescribed due date; and
    |
|_| | (c) The accountant's statement or other exhibit required by Rule 12b-
    |     25(c)has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company needs additional time to finalize its financial statements in order to insure accurate reporting of its financial condition and results of operations for the period ended August 31, 2002, as well as to complete requirements of the new Sarbanes-Oxley Act. The Company expects to file by December 14, 2002.


                                     PART IV
                                OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification

Sam Oolie                                      (201) 818-1616
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       (Name)                                  (Area Code) (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

 (3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            NoFire Technologies, Inc.
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                  (Name of Registrant as Specified in Charter)

   Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 26, 2002            By: /s/ Sam Oolie
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                                       Sam Oolie
                                       Chairman